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                                                                     Exhibit 5.1

                                August 27, 1997

The Gap, Inc.
One Harrison Street
San Francisco, CA 94105

        Re:     The Gap, Inc.
                Registration Statement on Form S-3

        At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement"), in the form to be filed by The Gap, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the Company's debt securities (the "Debt Securities"). The Debt Securities are to be issued under an Indenture (the "Indenture"), the form of which has been filed as an exhibit to the Registration Statement between the Company and Harris Trust Company of California, as Trustee (the "Trustee"). The Debt Securities are to be issued pursuant to an Underwriting Agreement (the "Underwriting Agreement"), in the form filed as an exhibit to the Registration Statement. The Debt Securities are to be issued in the form set forth in the Indenture. The Debt Securities are to be sold from time to time as set forth in the Registration Statement, the Prospectus (the "Prospectus") and the supplements of the Prospectus (the "Prospectus Supplements").

        We have examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.


        Based on such examination, we are of the opinion that:

        1. When the Indenture has been duly authorized, executed and delivered by the Company and the Trustee, the issuance of Debt Securities has been duly authorized by appropriate corporate action and the Debt Securities, in the form set forth in the Indenture, have been duly completed, executed authenticated and delivered in accordance with the Indenture and sold pursuant to the Underwriting Agreement and as described in the Registration Statement, any amendment thereto, the Prospectus and any Prospectus Supplement relating thereto, the Debt Securities will be legal, valid and binding obligations of the Company, entitled to the benefits of such Indenture.

        Our opinion that any document is legal, valid and binding is qualified as to:

        (a) limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally; and
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        (b)     general principals of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.


        We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Prospectus, the Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are "experts" within the meaning of such terms as used in the Act or the rules and regulations of the SEC issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.


                                Very truly yours,

                                /s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

                                ORRICK, HERRINGTON & SUTCLIFFE LLP